EXHIBIT 99.1

SOUTHPORT, CONNECTICUT 06890 U.S.A.

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS STRONG FIRST QUARTER BOOKINGS

SOUTHPORT, CONNECTICUT, March 21, 2012--Sturm, Ruger & Company, Inc. (NYSE-RGR), announced today that for the first quarter 2012, the Company has received orders for more than one million units.  Therefore, the Company has temporarily suspended the acceptance of new orders.

Chief Executive Officer Michael O. Fifer made the following comments:

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The Company’s Retailer Programs that were offered from January 1, 2012 through February 29, 2012 were very successful and generated significant orders from retailers to independent wholesale distributors for Ruger firearms.

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Year-to-date, the independent wholesale distributors placed orders with the Company for more than one million Ruger firearms.

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Despite the Company’s continuing successful efforts to increase production rates, the incoming order rate exceeds our capacity to rapidly fulfill these orders.  Consequently, the Company has temporarily suspended the acceptance of new orders.

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The Company expects to resume the normal acceptance of orders by the end of May 2012.

The Company will announce its results and file its Quarterly Report on Form 10-Q for the first quarter of 2012 on Tuesday, May 1, 2012, after the close of the stock market.

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About Sturm, Ruger

Sturm, Ruger was founded in 1949 and is one of the nation’s leading manufacturers of high-quality firearms for the commercial sporting market.  Sturm, Ruger is headquartered in Southport, CT, with manufacturing facilities located in Newport, NH and Prescott, AZ.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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